Exhibit 4.53

BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT (this “Agreement”), dated as of February 27, 2019, is entered into by and between Ehave, Inc., an Ontario corporation (the “Company”), and each individual or entity named on an executed counterpart of a signature page hereto (each such signatory is referred to as a “Buyer” and collectively such signatories are referred to as the “Buyers”).

WITNESSETH:

WHEREAS, the Company is seeking to borrow up to $500,000 on the terms contemplated in this Agreement and in the other Transaction Agreements (as defined below);

WHEREAS, the Company and the Buyers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from registration for offers and sales to accredited investors afforded, inter alia, by Rule 506 under Regulation D (“Regulation D”), as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and/or Section 4(a)(2) of the 1933 Act;

WHEREAS, each Buyer wishes to lend funds in the amount of such Buyer’s Purchase Price (as defined below) to the Company, subject to and upon the terms and conditions of this Agreement and acceptance of this Agreement by the Company, which shall be evidenced by a Promissory Note, substantially in the form attached hereto as Annex I (the “Note”), on the terms and conditions referred to herein and therein; and

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Certain Definitions. As used herein, each of the following terms has the meaning set forth below, unless the context otherwise requires:

“1934 Act” means the Securities and Exchange Act of 1934, as amended.

“Affiliate” means, with respect to a specific Person referred to in the relevant provision, another Person who or which controls or is controlled by or is under common control with such specified Person.

“Articles of Incorporation” means the articles of incorporation (or similar charter document) of the Company, as amended to date.

“Business Day” means any weekday, except such days on which the New York Stock Exchange shall not be open for business.

“By-laws” means the by-laws of the Company (howsoever denominated), as amended to date.

“Closing” means a closing of the purchase and sale of the Notes and issuance of the Shares pursuant to Section 2.

“Closing Date” means a Business Day when all of the Transaction Agreements deliverable upon Closing have been executed and delivered by the Company and each of the Buyers purchasing Notes and Shares at the relevant Closing, and all conditions precedent to (i) the Buyers’ obligations to pay the Purchase Price for the Notes being purchased and the Shares being issued and (ii) the Company’s obligations to deliver the Notes being purchased and the Shares being issued have been satisfied or waived.

“Common Shares” means the common shares of the Company, and any other class of securities into which such common shares may hereafter be reclassified or changed.

“Common Share Equivalents” means any securities of the Company or any Subsidiary which would entitle the holder thereof to acquire at any time Common Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

“Conversion Securities” shall have the meaning given to such term in the Notes.

“Disclosure Annex” means Annex II to this Agreement. The Disclosure Annex shall be arranged in sections corresponding to the identified Sections of this Agreement, but the disclosure in any such section of the Disclosure Annex shall be deemed disclosure with respect to all applicable sections.

“Existing Company Agreement” means any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party, which has not expired or been terminated or by which it or any of its properties or assets are bound, and which would be required to be filed by the Company as an exhibit to a Registration Statement on Form F-1 pursuant to Item 601 of Regulation S-K.

“Holder” means the holder of a Note.

“Majority in Interest of the Holders” means, as of the relevant date, one or more Holders whose respective Outstanding Note Principal collectively represent more than fifty percent (50%) of the aggregate Outstanding Note Principal of all Notes held by all Holders as of such date.

“Material Adverse Effect” means an event or combination of events, which individually or in the aggregate, would reasonably be expected to (x) adversely affect the legality, validity or enforceability of any of the Transaction Agreements, (y) have or result in a material adverse effect on the results of operations, assets, or financial condition of the Company and its subsidiaries, taken as a whole, or (z) adversely impair the Company’s ability to perform fully on a timely basis its material obligations under any of the Transaction Agreements or the transactions contemplated thereby.

“Outstanding Note Principal” means, as of any relevant date, the outstanding principal of the Notes held by a Holder.

“Permitted Indebtedness” means any one or more of: (a) the indebtedness, if any, of the Company existing on the Closing Date and set forth in the Disclosure Annex, (b) indebtedness to trade creditors incurred in the ordinary course of business, (c) other current liabilities incurred in the ordinary course of business and not incurred through the borrowing of money or the obtaining of credit, (d) indebtedness secured by Permitted Liens, (e) indebtedness incurred to finance the cost of tangible personal property (which was acquired after the date hereof), (f) obligations under long-term real property leases incurred in the ordinary course of business, (g) short-term lease obligations, (h) other indebtedness in an amount not to exceed $100,000 in the aggregate, (i) any indebtedness consented to by the prior written consent of a Majority in Interest of the Holders, which consent shall be binding upon each Holder, (j) indebtedness incurred in connection with a Qualified Equity Financing (as defined in the Notes) and (k) extensions, refinancings and renewals of any items of Permitted Indebtedness described in clauses (a) through (i) above.

“Permitted Lien” means any one or more of (a) liens for taxes, assessments and other governmental charges or levies which are either not yet due or are being contested in good faith and by appropriate proceedings (which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such lien) or for which adequate reserves (in the good faith judgment of the board of directors of the Company) have been established in accordance with generally accepted accounting principals, which liens do not, individually or in the aggregate, materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company; (b) carriers’, warehousemen’s and mechanics’ liens, statutory landlords’ liens, and other similar liens arising in the ordinary course of business; (c) liens created with respect to the financing of the purchase of new property in the ordinary course of the Company’s business up to the amount of the purchase price of such property; (d) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (e) any existing liens disclosed in the Disclosure Annex and (f) liens consented to by the prior written consent of a Majority in Interest of the Holders, which consent shall be binding upon each Holder.

“Person” means any living person or any entity, such as, but not necessarily limited to, a corporation, partnership or trust.

“Purchase Price” means, as to each Buyer, the aggregate amount to be paid for the Notes and Shares purchased hereunder, as specified on such Buyer’s signature page to this Agreement.

“Rule 144” means, as may be in effect from time to time, (i) Rule 144 promulgated under the 1933 Act or (ii) any other similar rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration under the 1933 Act.

“Securities” means the Notes, the Conversion Securities and the Shares.

“Shares” shall have meaning the meaning given to such term under Section 1(c).

“Subsidiary” means any entity which would be a subsidiary of the Company, whether now existing or hereafter acquired or created.

“Transaction Agreements” means this Agreement, the Notes, the Disclosure Annex and includes all ancillary documents referred to in those agreements.

“Wire Instructions” means the Purchase Price Wire Instructions provided to each Purchaser by the Company.

2.           Purchase and Sale.

(a)          Closing.

(i)          On the initial Closing Date (the “Initial Closing Date”), upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement, the Company agrees to sell, and each Buyer purchasing Notes and Shares at the initial Closing (the “Initial Closing”), severally and not jointly, agrees to purchase, Notes and Shares for the respective Buyer’s Purchase Price. Upon satisfaction of the conditions set forth in Sections 6 and 7, the Initial Closing shall occur at the offices of the Company or such other location as the parties shall mutually agree. Thereafter, on any subsequent Closing Date (each, a “Subsequent Closing Date”), upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the Buyers purchasing Notes and Shares on such Subsequent Closing Date, the Company agrees to sell, and each Buyer purchasing Notes and Shares at such subsequent Closing (each, a “Subsequent Closing”), severally and not jointly, agrees to purchase, the Notes and Shares for the respective Buyer’s Purchase Price (provided, however, that in no event shall the aggregate Purchase Price of all Buyers for the Subsequent Closing, when added to the Purchase Price for all Buyers at all previous Closings exceed $500,000). Notwithstanding anything herein to the contrary, each Closing Date shall occur on or before March 31, 2019 (such outside date, the “Termination Date”).

(b)          Notes. On or prior to each Closing Date, the Company shall deliver or cause to be delivered to each Buyer purchasing Notes on such Closing Date one or more Notes. The Company acknowledges that at closing, each Note will be purchased by each such Buyer with a non-refundable discount of 10% of the principal balance of the each such Note.

(c)          Shares. On or prior to each Closing Date, the Company shall deliver or cause to be delivered to each Buyer purchasing Notes on such Closing Date, Common Share certificates for the number of Common Shares equal to (A) the Buyer’s Purchase Price divided by (B) $0.5 (the “Shares”). Shares may also be issued in book-entry form at the Company’s option.

(d)          Form of Payment. On or prior to each Closing Date, each Buyer purchasing Notes and Shares on such Closing Date shall deliver or cause to be delivered to the Company such Buyer’s Purchase Price by wire transfer to the account as specified in the Wire Instructions or by surrender of outstanding debt of the Company held by such Purchaser, to be held by the Company pending the Closing.

3.           Buyer Representations, Warranties, etc. Each Buyer, severally, represents and warrants to the Company, as of the date of the execution and delivery hereof and as of such Buyer’s Closing Date, that:

(a)          Without limiting such Buyer’s right to sell the Securities pursuant to an effective registration statement, if any, or otherwise in compliance with the 1933 Act, such Buyer is purchasing the Securities for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

(b)          Such Buyer is (i) an “accredited investor” as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its Affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and to evaluate the merits and risks of an investment in the Securities, and (iv) able to afford the entire loss of its investment in the Securities.

(c)          All subsequent offers and sales of the Securities by such Buyer shall be made either pursuant to registration of the relevant Securities under the 1933 Act or pursuant to an exemption from registration.

(d)          Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the 1933 Act and state securities laws and that the Company is relying upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(e)          Such Buyer and its advisors, if any, have been furnished with or have been given access to all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Buyer, including those set forth on in any annex attached hereto. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management and have received complete and satisfactory answers to any such inquiries.

(f)          Such Buyer understands that its investment in the Securities involves a high degree of risk.

(g)          If such Buyer is an individual, then such Buyer resides in the state or province identified in the address of such Buyer set forth on such Buyer’s signature page to this Agreement or the jurisdiction otherwise identified as such Buyer’s residence on such signature page. If such Buyer is a partnership, corporation, limited liability company or other entity, then the office or offices of such Buyer in which its principal place of business is the address or addresses of such Buyer set forth on such Buyer’s signature page to this Agreement or the jurisdiction otherwise identified as such Buyer’s principal place of business on such signature page.

(h)          Such Buyer hereby represents that, in connection with such Buyer’s investment or such Buyer’s decision to acquire the Securities, such Buyer has not relied on any statement or representation of any Person, including any such statement or representation by the Company or any of its controlling Persons, officers, directors, partners, agents and employees or any of their respective attorneys, except as specifically set forth herein. In furtherance of the foregoing, and not in limitation thereof, such Buyer acknowledges that such Buyer is not relying upon any Person, other than the Company and its controlling Persons, officers and directors, as and to the extent specifically set forth herein, in making such investment. Such Buyer agrees that none of (i) any other Buyer, (ii) any controlling Persons, officers, directors, partners, agents, or employees of each respective other Buyer or (iii) any of their respective attorneys shall be liable to such Buyer for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the acquisition of the Securities or in connection with the Securities. Each other Buyer and each of their respective controlling Persons, officers, directors, partners, agents and employees and each of their respective attorneys is a third party beneficiary of this provision.

(i)          Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities.

(j)          This Agreement and each of the other Transaction Agreements to which such Buyer is a party, and the transactions contemplated hereby and thereby, have been duly and validly authorized by such Buyer. This Agreement has been executed and delivered by such Buyer, and this Agreement is, and each of the other Transaction Agreements to which such Buyer is a party, if any, when executed and delivered by such Buyer, will be valid and binding obligations of such Buyer, enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally.

(k)          Such Buyer understands that if there is more than one Closing Date, other Buyers did or will have the opportunity to enter into this Agreement on the same terms as those applicable to such Buyer’s Closing Date (such as, but not necessarily limited to, the Stated Maturity Date, the interest rate and the conversion terms of the Notes). Such terms from such Buyer’s Closing Date will apply to the transactions of other Buyers consummated on other Closing Dates, whether such other Closing Dates were before or will be after such Buyer’s Closing Date, despite the fact that certain events occurred or will occur or other information became or will become known in the interim and despite the fact that certain facts, such as, but not necessarily limited to, activity with respect to the Company or in general, and the financial condition of the Company, may vary from those applicable to such Buyer’s Closing Date.

4.           Company Representations, Warranties, etc. Except as set forth in the Disclosure Annex and each periodic and current report filed by the Company under the 1934 Act after the date hereof (the “SEC Reports”) and, with respect to each Subsequent Closing, subject to the proviso to clause (y) of Section 7(c) below, the Company represents and warrants to the Buyers, as of the date of the execution and delivery hereof and as of each relevant Closing Date, that:

(a)          Rights of Others Affecting the Transactions. There are no preemptive rights of any stockholder of the Company, as such, to acquire the Notes or Shares. No party has a currently exercisable right of first refusal which would be applicable to any or all of the transactions contemplated by the Transaction Agreements.

(b)          Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the province of Ontario and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

(c)          Capitalization; No Subsidiaries.

(i)          The capitalization of the Company is as set forth in the Disclosure Annex. Except as disclosed in the Disclosure Annex, the Company has not issued any capital stock since the Company’s most recently filed periodic or current report under the 1934 Act, as the case may be, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of Common Shares to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Share Equivalents outstanding as of the date of this Agreement. Except as a result of the purchase and sale of the Notes and Shares or as set forth in the Disclosure Annex, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Common Shares or Common Share Equivalents, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Common Shares or Common Share Equivalents.

(ii)         Except as set forth in the Disclosure Annex, all issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid and non-assessable.

(iii)        The Company has no beneficial interest in any entity that would be deemed to be a Subsidiary of the Company.

(d)          Transaction Agreements and Stock. This Agreement and each of the other Transaction Agreements, and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company. This Agreement has been duly executed and delivered by the Company and this Agreement is, and each of the Notes and the other Transaction Agreements, if any, when executed and delivered by the Company, will be, valid and binding obligations of the Company enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally. The Shares have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company against payment therefor pursuant to this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of any pledge, mortgage, hypothecation, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, and will be registered pursuant to Section 12 of the 1934 Act. The Conversion Securities when issued, paid for and delivered upon due conversion of the Notes, shall have been duly authorized for issuance and sale pursuant to the Notes, and, when issued and delivered by the Company against payment therefor pursuant to the Notes, will be duly and validly issued, fully paid and nonassessable, free and clear of any pledge, mortgage, hypothecation, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, and will be registered pursuant to Section 12 of the 1934 Act.

(e)          Securities Law Matters; Approvals.

(i)          No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization or the stockholders of the Company is required to be obtained by the Company for the issuance and sale of the Securities to such Buyer as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained.

(ii)         Assuming the accuracy of the representations and warranties of the Buyers set forth in Section 3, the offer and sale by the Company of the Securities is exempt from (A) the registration and prospectus delivery requirements of the 1933 Act and the rules and regulations of the SEC thereunder and (B) the registration and/or qualification provisions of all applicable state securities “blue sky” laws.

(f)          Non-contravention. The execution and delivery of this Agreement and each of the other Transaction Agreements by the Company, the issuance of the Notes and the Shares in accordance with the terms hereof, and the consummation by the Company of the other transactions contemplated by this Agreement, the Notes and the other Transaction Agreements do not and will not:

(i)          conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (A) the Articles of Incorporation, (B) the By-laws, (C) any Existing Company Agreement, or (D) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, except, in each case, for such conflicts, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect, and

(ii)         (A) result in the creation or imposition of any lien, charge or encumbrance upon the Notes or Shares or any of the assets of the Company or any of its Affiliates; or (B) result in (1) the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any other creditor or equity holder of the Company, or (2) the acceleration of the due date of any obligation of the Company.

(g)          Absence of Events of Default. Except as set forth in the Disclosure Annex, the Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material Existing Company Agreement. Except as set forth in the Disclosure Annex, no Event of Default (or its equivalent term), as defined in the respective Existing Company Agreement, and, except as set forth in the Disclosure Annex, no event which, with the giving of notice or the passage of time or both, would become an Event of Default (or its equivalent term) (as so defined in such Existing Company Agreement), has occurred and is continuing, which would reasonably be expected to have a Material Adverse Effect.

(h)          Licenses and Intellectual Property Rights. Except as set forth in the Disclosure Annex, the Company possesses all licenses, patents, trademarks, trade names, service marks, copyrights, and other intellectual property rights, free from burdensome restrictions, necessary to enable the Company to conduct its business, the absence of which would reasonably be expected to result in a Material Adverse Effect.

(i)          Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company before or by any governmental authority or non-governmental department, commission, board, bureau, agency or instrumentality or any other person, wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. The Company is not aware of any valid basis for any such claim that (either individually or in the aggregate with all other such events and circumstances) could reasonably be expected to have a Material Adverse Effect. There are no outstanding or unsatisfied material judgments, orders, decrees, writs, injunctions or stipulations to which the Company is a party or by which it or any of its properties is bound, that involve the transaction contemplated herein or that, alone or in the aggregate, could reasonably be expect to have a Material Adverse Effect.

(j)          Fees to Brokers, Placement Agents and Others. The Company has taken no action that would give rise to any claim by any Person for brokerage commissions, finder’s fees or similar payments by a Buyer relating to this Agreement or the transactions contemplated hereby. Except for such fees arising as a result of any agreement or arrangement entered into by the Buyers without the knowledge of the Company (a “Buyer’s Fee”), the Buyers shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this paragraph that may be due in connection with the transactions contemplated hereby. The Company shall indemnify and hold harmless each of the Buyers, its employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney’s fees) and expenses suffered in respect of any such claimed or existing fees (other than a Buyer’s Fee).

(k)          No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Notes or Shares by any form of general solicitation or general advertising. The Company has offered the Notes and Shares for sale only to the Buyers and certain other Persons whom the Company believes to be “accredited investors” within the meaning of Rule 501 under the 1933 Act.

(l)          No Other Representations. Except for the representations and warranties contained in this Article 4 (subject to the qualifications set forth in the preamble to this Article 4), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company with respect to the transactions contemplated hereby.

5.           Certain Covenants and Acknowledgments.

(a)          Transfer Restrictions. Each Buyer acknowledges that (i) the Securities have not been and are not being registered under the provisions of the 1933 Act and may not be transferred unless (A) subsequently registered thereunder or (B) such Buyer shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities under circumstances in which the seller, or the Person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, will require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or, except as specifically contemplated by the Transaction Agreements, to comply with the terms and conditions of any exemption thereunder.

(b)          Restrictive Legend. Each Buyer acknowledges and agrees that, until such time as the relevant Securities have been registered under the 1933 Act and may be sold in accordance with an effective registration statement, or until such Securities can otherwise be sold without restriction, whichever is earlier, the certificates and other instruments representing any of the Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such Securities):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

(c)          Filings. The Company undertakes and agrees to make all filings required to be made by it in connection with the sale of the Notes and Shares to the Buyer under the 1933 Act or any United States state securities laws and regulations thereof applicable to the Company.

(d)          Use of Proceeds. The Company will use the net proceeds received hereunder for general corporate purposes, including, but not necessarily limited to, growth and capital initiatives, research and development, filing of patents to protect the intellectual property of the Company and expanding the human resources of the Company.

(e)          Negative Covenants. The Company agrees that until the Notes are paid, converted or otherwise satisfied in full, except as provided in this Section 5(e) or in the Disclosure Annex, the Company will not, directly or indirectly and whether effected in one or a series of related transactions, without the prior written consent in each instance of a Majority in Interest of the Holders,

(i)          other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(ii)         except for Permitted Liens, create, incur, assume or suffer to exist any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, mortgage, security deed or deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction) upon any of its property, whether now owned or hereafter acquired;

(iii)        amend its Articles of Incorporation, By-laws or any of its other charter documents so as to adversely affect any rights of the Buyers;

(iv)        make any dividend or distribution in respect of any of its Common Shares, preferred shares, or other equity securities other than to the extent permitted or required under the Transaction Agreements;

or

(v)         enter into any agreement with respect to any of the foregoing.

(f)          Certain Agreements. Any other provision of this Agreement or any of the other Transaction Agreements to the contrary notwithstanding, the Company shall not engage in any offers, sales or other transactions of its securities that would adversely affect the exemption from registration available for the transactions contemplated by the Transaction Agreements.

(g)          Independent Nature of Buyers’ Obligations and Rights. The obligations of each Buyer under the Transaction Agreements are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any one or more of the Transaction Agreements. The decision of each Buyer to purchase the Notes and Shares pursuant to the Transaction Agreements has been made by such Buyer independently of any other Buyer and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of its Subsidiaries, if any, which may have been made or given by any other Buyer or any of their respective officers, directors, principals, employees, agents, counsel or representatives (collectively, including the Buyer, the “Buyer Representatives”). No Buyer Representative shall have any liability to any other Buyer or the Company relating to or arising from any such information, materials, statements or opinions, if any. Each Buyer acknowledges that no other Buyer has acted as agent for such Buyer in connection with making its investment hereunder and that no Buyer will be acting as agent of such other Buyer in connection with monitoring its investment in the Notes and Shares or enforcing its rights under the Transaction Agreements. Except as expressly set forth in the Notes, each Buyer shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Agreements, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose. The Company and each of the Buyers acknowledges that, for reasons of administrative convenience the Company has elected to provide each of the Buyers with the same Transaction Agreements for the purpose of closing a transaction with multiple Buyers and not because it was required or requested to do so by any Buyer. In furtherance of the foregoing, and not in limitation thereof, the Company acknowledges that nothing contained in this Agreement or in any Transaction Agreement, and no action taken by any Buyer pursuant thereto, shall be deemed to constitute any two or more Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Agreements.

(h)          Equal Treatment of Buyers. No consideration shall be offered or paid to any Buyer to amend or consent to a waiver or modification of any provision of any of the Transaction Agreements unless the same consideration is also offered to all of the Buyers.

(i)          Governmental Authorities. From the date of this Agreement and for as long as the Buyers hold any Securities, the Company shall duly observe and conform in all material respects to all valid requirements of governmental authorities relating to the conduct of its business or to its properties or assets.

(j)          The Company shall use its reasonable best efforts to obtain the approval from the Board of Directors and the shareholders of the Company as may be required by the laws of the province of Ontario and effect a reverse share split of the Common Shares in the ratio of 200 to 1 prior to November 30, 2018.

6.           Conditions to the Company’s Obligation to Sell. Each Buyer understands that the Company’s obligation to sell the Notes and Shares to such Buyer pursuant to this Agreement on each relevant Closing Date is conditioned upon that satisfaction or waiver of the following:

(a)          The execution and delivery of this Agreement by such Buyer;

(b)          The delivery by such Buyer to the Company of good funds as payment in full of an amount equal to such Buyer’s Purchase Price in accordance with this Agreement;

(c)          The accuracy on such Closing Date of the representations and warranties of such Buyer contained in this Agreement, each as if made on such date, and the performance by such Buyer on or before such date of all covenants and agreements of such Buyer required to be performed on or before such date;

(d)          There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained; and

(e)          With respect to the Initial Closing, the aggregate amount of funds from all Buyers purchasing Notes and Shares hereunder shall be at least $100,000.

7.           Conditions to the Buyers’ Obligation to Purchase. The Company understands that each Buyer’s obligation to purchase the Notes and Shares on each relevant Closing Date is conditioned upon the satisfaction or waiver by such Buyer of the following:

(a)          The execution and delivery of this Agreement and the other Transaction Agreements deliverable at Closing by the Company, and each of the Transaction Agreements executed by the Company on or before such date shall be in full force and effect and the Company shall not be in default thereunder;

(b)          The delivery by the Company to the Buyers of the Notes and the Shares in accordance with this Agreement;

(c)          The accuracy in all material respects on such Closing Date of the representations and warranties of the Company contained in this Agreement, each as if made on such date, and the performance by the Company on or before such date of all covenants and agreements of the Company required to be performed on or before such date, and with respect to each Subsequent Closing Date, there shall have been no Material Adverse Effect from the Initial Closing Date through and including such Subsequent Closing Date;

(d)          There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

8.           Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of:

(a)          the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed facsimile transmission;

(b)          the fifth Business Day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

(c)          the third Business Day after mailing by domestic or international express courier, with delivery costs and fees prepaid,

in each case, addressed to each of the other parties thereunto entitled at the relevant address set forth below (or at such other addresses as such party may designate by ten (10) days’ advance written notice similarly given to each of the other parties hereto):

(i) if to the Company, to:

EHAVE, INC.

277 Lakeshore Road East, Suite 203

Oakville, ON L6J 6J3

Canada

Attention: Chief Executive Officer

(ii) if to the Buyers, to the address set forth on the signature pages hereto.

9.           Governing Law.

(a)          This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the County of New York or the state courts of the State of New York sitting in the County of New York in connection with any dispute arising under this Agreement or any of the other Transaction Agreements and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper. To the extent determined by such court, the Company shall reimburse any Buyer for any reasonable legal fees and disbursements incurred by such Buyer in enforcement of or protection of any of its rights under any of the Transaction Agreements. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

(b)          The Company acknowledges and agrees that irreparable damage would occur to the Buyers in the event that any provision of this Agreement or any of the other Transaction Agreements were not performed in accordance with its specific terms or were otherwise breached. The Company accordingly agrees that the Buyers shall be entitled to an injunction or injunctions, without the necessity to post a bond, to prevent or cure breaches of the provisions of this Agreement or such other Transaction Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which the Holder may be entitled by law or equity. This provision is deemed incorporated by reference into each of the Transaction Agreements as if set forth therein in full.

10.         Jury Trial Waiver. The Company and the Buyers hereby waive a trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto in respect of any matter arising out or in connection with the Transaction Agreements.

11.         Miscellaneous.

(a)          Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

(b)          This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

(c)          All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

(d)          This Agreement may be signed in two or more counterparts, each of which shall be deemed an original.

(e)          A facsimile or other electronic transmission of this signed Agreement shall be legal and binding on all parties hereto.

(f)          The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(g)          If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

(h)          This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof.

(i)          This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

(j)          All dollar amounts referred to or contemplated by this Agreement or any other Transaction Agreement shall be deemed to refer to Canadian Dollars, unless otherwise explicitly stated to the contrary.

(k)          All parties hereto have been represented by counsel, and no inference shall be drawn in favor of or against any party by virtue of the fact that such party’s counsel was or was not the principal draftsman of this Agreement. Each of the parties has been provided the opportunity to be represented by counsel of its choice and has been encouraged to seek separate representation to the extent that it deems such desirable, but the absence of such shall not be asserted as a basis for the enforceability or interpretation of any of the terms or provisions of this Agreement, or as a reason to seek disqualification of any counsel in any controversy or proceeding.

12.         Survival of Representations and Warranties. The Company’s and each Buyer’s representations and warranties herein shall survive the execution and delivery of this Agreement and the delivery of the Notes and Shares and the payment of the Purchase Price, for a period of one (1) year after the applicable Closing Date and shall inure to the benefit of the Buyers and the Company and their respective successors and assigns.

[Balance of page intentionally left blank]

[BRIDGE LOAN AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, with respect to the Purchase Price specified below, each of the undersigned represents that the foregoing statements made by it above are true and correct and that it has caused this Agreement to be duly executed on its behalf (if an entity, by one of its officers thereunto duly authorized) as of the date first above written.

PURCHASE PRICE:	$

BUYER:
[please PRINT all information except signature]

Address	Printed Name of Buyer

By:

Telecopier/Fax No.	(Signature of Authorized Person)

Jurisdiction of Incorporation or Organization	Printed Name and Title

	Name:	e-mail address:

Contact person:

If the above Notice Address is not the Residence (for individual Buyer) or Principal Place of Business (for Buyer which is not an individual), such Residence or Principal Place of Business is:

Buyer’s Closing Date:

COMPANY:

EHAVE, INC.

By:

Title:	CEO

	Name:	e-mail address:

Contact person:	Prateek Dwivedi	teek@ehave.com